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News Release

	Contact:	Vic Beck (Media) 703-280-4456 (office) vic.beck@ngc.com

Todd Ernst (Investors) 703-280-4535 (office) todd.ernst@ngc.com

Northrop Grumman to Webcast Annual Shareholders Meeting; Announces Specifics for In-Person Meeting Attendance

FALLS CHURCH, Va. – May 10, 2022 – Northrop Grumman Corporation (NYSE: NOC) will conduct its annual shareholders meeting on Wednesday, May 18 at the company’s headquarters, 2980 Fairview Park Drive, Falls Church, Virginia. The meeting also will be webcast beginning at 8 a.m. Eastern time at www.northropgrumman.com. An audio replay will be available on the company’s investor relations website for two weeks.

To be admitted to the meeting in person, shareholders will need to provide proof of stock ownership and a form of photo identification. Shareholders whose brokers hold their shares in “street name” will need to provide proof of beneficial ownership of Northrop Grumman common stock (such as a brokerage statement). Shareholders may not use or bring any recording devices into the meeting.

Shareholders attending the meeting in person will be required to follow Northrop Grumman’s COVID-19 requirements, including completing a visitor information form prior to entry into the meeting. If a shareholder is experiencing one or more of the COVID-19 symptoms identified on the form, he or she should not attend in person, and will not be permitted entry into the meeting. More information about these requirements and other meeting rules is available at the company’s investor relations website at www.northropgrumman.com.

Your vote matters. All shareholders, whether or not planning to attend the meeting in person, are encouraged to vote promptly in advance of the meeting by using one of the methods described in the proxy materials for the annual shareholders meeting.

Northrop Grumman is a technology company, focused on global security and human discovery. Our pioneering solutions equip our customers with capabilities they need to connect, advance and protect the U.S. and its allies. Driven by a shared purpose to solve our customers’ toughest problems, our 90,000 employees define possible every day.

Note: Statements in this press release, and statements to be made on the webcast, including in any accompanying materials, contain or may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. These forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date of this release or the date of the call, except as required by applicable law. Forward-looking statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. A discussion of these risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

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